Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. DECLARES DIVIDEND

ATLANTA, GEORGIA, January 24, 2006: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Board of Directors approved a 25% increase in the Company’s quarterly dividend. The increased regular quarterly dividend of $0.0625 per share will be payable March 10, 2006 to stockholders of record at the close of business February 10, 2006.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.